                                                                    EXHIBIT 10.9

                          HOTEL MANAGEMENT AGREEMENT

                      DATED THE 1ST DAY OF OCTOBER, 1996


                            CHARTWELL CANADA CORP.
                       AS BENEFICIAL OWNER OF THE HOTELS

                                    - AND -

                        CHARTWELL CANADA NOMINEE CORP.,
                    AS LEGAL OWNER OF CERTAIN OF THE HOTELS

                                    - AND -

                            TEGRAD MONTREAL I INC.,
                      AS LEGAL OWNER OF ONE OF THE HOTELS

                                    - AND -

                         EDMONTON SOUTH NOMINEE CORP.,
                      AS LEGAL OWNER OF ONE OF THE HOTELS

                                    - AND -

                         CALGARY NORTH NOMINEE CORP.,
                      AS LEGAL OWNER OF ONE OF THE HOTELS

                                    - AND -

                           CHARTWELL LODGING CORP.,
                           AS MANAGER OF THE HOTELS

                       BRANS, LEHUN, BALDWIN & CHAMPAGNE
                           Barristers and Solicitors
                     Suite 1701, Richmond-Adelaide Centre
                           120 Adelaide Street West
                       Toronto, Ontario, Canada M5H 1T1

                               TABLE OF CONTENTS

SECTION                                                       PAGE
                                   ARTICLE I
                                  DEFINITIONS
1.1   Definitions............................................. 2



                                   ARTICLE II
                                TERM AND RENEWAL

2.1   Initial Term............................................ 8
2.2   Renewals................................................ 8

                                  ARTICLE III
                      SERVICES DURING THE OPERATING PERIOD

 3.1  Grant to the Manager.................................... 8
 3.2  Owner Bears All Operating Expenses...................... 9
 3.3  Reimbursement of the Manager............................ 9
 3.4  Standard of Performance................................. 9
 3.5  Hotel Budgets...........................................10
 3.6  Failure to Agree Upon Budgets...........................11
 3.7  Working Capital.........................................11
 3.8  Bank Accounts...........................................11
 3.9  Deposits and Expenditures...............................11
3.10  Group Services and Other Services - Operating Period....12
3.11  Repairs and Maintenance.................................12
3.12  Emergency Repairs.......................................13
3.13  Marketing and Reservations Services.....................13
3.14  Personnel...............................................13
3.15  Additional Rights of the Manager........................14
3.16  Books and Records.......................................15
3.17  Inspection of Books and Records.........................15
3.18  Reports to Owner........................................15
3.19  Reserve for Replacements of Furniture and Fixtures......16
3.20  Replacement of Equipment................................16
3.21  Lender Requirements.....................................16


                                 ARTICLE IV
                      COMPENSATION DURING OPERATING PERIOD

4.1   Management Fees.........................................16
4.2   Incentive Fees..........................................16
4.3   Payment of Fees.........................................17

                                   ARTICLE V
                                   INSURANCE

5.1   Coverage................................................17
5.3   Parties Insured.........................................18
5.4   Waiver of Liability.....................................18
5.5   Excess of Loss Insurance................................18
5.6   Blanket Policy..........................................19
5.7   Claims..................................................19
5.8   General.................................................19

                                   ARTICLE VI
                          DESTRUCTION AND CONDEMNATION

6.1   Substantial Damage......................................19
6.2   Partial Damage..........................................19
6.3   Substantial Condemnation................................20
6.4   Partial Condemnation....................................20
6.5   Payment of Condemnation Award...........................20
6.6   Condemnation for Temporary Use..........................20
6.7   Effect of Termination...................................20

                                  ARTICLE VII
                                  TERMINATION

7.1   Termination by Either Party.............................21
7.2   Termination by the Manager..............................21
7.2A  Termination Upon Sale of Hotels.........................22
7.2B  Severance Payments......................................22
7.3   Certain Rights on Termination...........................23
7.4   Indemnification re Future Business......................23
7.5   Liquidated Damages......................................23
7.6   Remedy Not Exclusive....................................24

                                  ARTICLE VIII
                                   ASSIGNMENT

8.1   Permitted Assignments by the Manager....................24
8.2   Prohibited Assignments by the Manager...................24
8.3   Prohibited Assignments by Owner.........................24
8.4   Right of First Refusal..................................24


                                   ARTICLE IX
                               LICENSE AGREEMENT
9.1   License Agreement.......................................24

                                   ARTICLE X
                              LENDER REQUIREMENTS

10.1  Lender Requirements.....................................24
10.2  Non-Disturbance.........................................25

                                   ARTICLE XI
                           GENERAL AND MISCELLANEOUS

11.1  Foreign Exchange........................................25
11.2  Right to Occupy Hotels..................................25
11.3  Indemnification of the Manager..........................25
11.3A Indemnification of Owner................................25
11.4  Accommodations for the Manager..........................26
11.5  Name of Hotels..........................................26
11.6  Title to Hotels.........................................26
11.7  The Manager as Agent of Owner...........................26
11.8  Manager not Liable for Errors of judgment...............26
11.9  Set-Off and Lien........................................27
11.10 Limitation on Pledging Credit...........................27
11.11 Estoppel Certificates...................................27
11.12 Agreement Runs with the Land, Memorandum................27
11.13 Notices.................................................27
11.14 Owner's Representative..................................27
11.15 No Waiver of Breach.....................................28
11.16 Acknowledge.............................................28
11.17 Entire Agreement........................................28
11.18 Headings................................................28
11.19 Governing Law...........................................28

                          HOTEL MANAGEMENT AGREEMENT

     THIS AGREEMENT dated as of the 1st day of October, 1996,

B E T W E E N:


     CHARTWELL CANADA CORP., a corporation incorporated under the laws of the State of Delaware, as beneficial owner of the Hotels,

                                    - and -

     CHARTWELL CANADA NOMINEE CORP., a corporation incorporated under the laws of the State of Delaware, USA, as legal owner of certain of the Hotels,

                                    - and -

     TEGRAD MONTREAL I INC., a corporation incorporated under the laws of the Province of Quebec, Canada as legal owner of one of the Hotels,

                                    - and -

     EDMONTON SOUTH NOMINEE CORP., a corporation incorporated under the laws of the Province of Ontario, Canada as legal owner of one of the Hotels,

                                    - and -

     CALGARY NORTH NOMINEE CORP., a corporation incorporated under the laws of the Province of Ontario, Canada as legal owner of one of the Hotels,

     (all of the foregoing are hereinafter collectively called the "OWNER"),

                                    - and -

     CHARTWELL LODGING INC. (the "MANAGER"), a corporation incorporated under the laws of the State of California, U.S.A..

     RECITALS:

     (a) Owner owns 20 real properties at various locations throughout Canada (each such location is hereinafter called a "SITE") as set out in Schedule "A" attached hereto, together with a joint venture interest in the Edmonton South hotel,10320 - 45th Avenue South, Edmonton, Alberta (the "EDMONTON SOUTH HOTEL") which will be governed by a management agreement on terms substantially similar to the within agreement;

     (b) A quality economy hotel (hereinafter sometimes collectively called the "HOTELS" and individually a "HOTEL" as the context requires) is situate on each Site;

     (c) Manager has, through it's affiliation with Royco Hotels & Resorts Ltd., the knowledge and experience to manage the Owner's Hotels and the Owner wishes to retain the services of Manager hereunder.

     NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:


                                   ARTICLE I
                                  DEFINITIONS

     As used herein, the following terms shall have the respective meanings indicated below:

     1.1 ACCOUNTING FEE = An amount equal to the sum of (a) for Hotels with less than 50 rooms, $1,500 per Hotel per month, (b) for Hotels with 51-100 rooms, $2,000 per Hotel per month, (c) for Hotels with 101-150 rooms, $2,500 per Hotel per month, (d) for Hotels with 151-200 rooms, $2,750 per Hotel per month, and (e) with Hotels with more than 200 rooms, $3,000 per Hotel per month, being the current pro rata estimated total monthly cost of operating the central accounting system for the Hotels, including employee salaries and the amortized cost of capital equipment. The pro rata allocation to a Hotel is to be based on the total number of rooms available in such Hotel divided by the total number of rooms available in all of the Hotels. The Manager shall give at least sixty
(60) days notice in writing to the Owner of any increase in such fee and the Owner and the Manager shall negotiate in good faith with respect to such increase. If the parties are unable to agree, the Accounting Fee shall be the greater of the then present Accounting Fee or such higher number as Owner may determine, provided that Manager shall have the right, on giving the Owner a further four (4) months notice, to cease to provide the centralized accounting system.

     1.2 ACCOUNTANTS = Such independent chartered accountants or certified public accountants with substantial hotel experience who can provide the services under this Agreement as selected by Owner.

     1.3    [intentionally deleted]

     1.4 AFFILIATE = With respect to any person, any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such first person.

     1.5 ALTERATION = Any alteration, change, renovation, improvement, replacement or addition to, or rebuilding of, any Hotel, structural or otherwise.

     1.6 ANNUAL STATEMENT = A statement certified to by the Accountants containing a Balance Sheet, Statement of Income, Statement of Changes in Financial Position and related footnotes in conformance with Generally Accepted Accounting Principles applied on a consistent basis among the Hotels and from period to period, such statement to be in a form provided by the Owner.

     1.7 BANK ACCOUNTS = The bank accounts to be established and maintained for each Hotel in accordance with Section 3.8 hereof.

     1.8 BASIC FEE = With respect to each Operating Year, an amount equal to 3.5% of Gross Revenue.

     1.9 BUILDINGS = All buildings, structures and improvements now or hereafter located on a Site including all fixtures such as plumbing, electrical, ventilating, heating and air conditioning systems attached to and forming part thereof.

     1.10 CAPITAL BUDGETS = The budgets submitted by the Manager and approved by Owner pursuant to Section 3.5 hereof setting forth for each Hotel the estimated expenditures to be made for Capital Improvements during such Operating Year, together with all updating and revisions made in accordance with this agreement.

     1.11   [intentionally deleted]

     1.12 CAPITAL IMPROVEMENTS = All Alterations the cost of which are not charged to repairs and maintenance in accordance with Generally Accepted Accounting Principles.

     1.13 CASUALTY RESTORATION = The restoration of any Hotel following a casualty or Condemnation.

     1.14 COMPENSATION = The direct salaries and wages paid to any executive or other employee, together with all fringe benefits to which such employees are entitled, including employment compensation, or other employment taxes, pension fund contributions, worker's compensation, group life and accident and health insurance premiums, subsistence, and profit sharing, retirement, disability and other similar benefits.

     1.15 COMPUTER MONTH = means the period commencing on the first Friday of each calendar year and being four weeks in duration, except for each of the 3rd, 6th and 9th computer month which shall be five weeks in duration and the 12th computer month which shall run from the first day following the 11th computer month until the last day prior to the commencement of the 1st computer month for the next calendar year.

     1.15A CONDEMNATION = Expropriation, Condemnation, eminent domain, compulsory acquisition or like procedure.

     1.16 CONTROLLING INTEREST = The possession directly or indirectly of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities or by contract or otherwise.

     1.17 EQUIPMENT = A collective term for Furniture and Fixtures, Operating Equipment and Operating Supplies.

     1.18 FINANCING = All sources of those funds (debt, equity and working capital) necessary to operate a Hotel in accordance with this agreement, including, without limitation, working capital loans, sale-leasebacks, sale-purchasebacks, equipment financing, permanent financing, public offerings and private placements.

     1.19   [intentionally deleted]

     1.20 FORCE MAJEURE = Strike, lockout, fire, flood, pestilence, war, civil strife, riot, embargo, Act of God or other circumstance beyond the control of Owner or the Manager, whichever is applicable, other than the unavailability of financing or financial resources to complete an obligation.

     1.21 FURNITURE AND FIXTURES = All furniture, furnishings, fixtures and equipment required for the operation of a quality economy hotel including, without limitation, carpeting and other floor coverings, draperies, paintings, bedspreads, television sets; office furniture and equipment, such as safes, cash registers, and accounting, duplicating, computer, telephone and communication equipment; guest room furniture, lobby furniture; specialized hotel equipment, such as signage, equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bars and cocktail lounges, and special lighting and other equipment; vehicles, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purpose, other than Operating Equipment, Operating Supplies and fixtures attached to and forming part of the Buildings.

     1.21A FUTURE PAYMENTS AGREEMENT = That certain Future Payments Agreement dated the * day of *, 1996 and made between the Owner and Capital Properties Limited Partnership.

     1.22 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES = Those general principles and policies which define the accounting for financial transactions in the United States and as generally accepted in the hotel industry including the Uniform System of Accounts, consistently applied from period to period..

     1.23 GROSS REVENUE(S) = As it relates to a particular Hotel or the Hotels on a consolidated basis, whichever is applicable, means:

     (a) All revenue and income of any kind, determined in accordance with Generally Accepted Accounting Principles, derived directly or indirectly from the Hotel and its operations, including, without limitation, proceeds from business interruption insurance, subsidy payments, governmental allowances and awards and other forms of incentive payments or awards from any source whatsoever (collectively "IN-LIEU PAYMENTS"), and to the extent Manager has direct supervision and responsibility, Gross Room Revenues and operations which are not generally hotel operations, and catering and other operations conducted outside the Hotel,, whether on a cash basis or on credit, which is properly attributable to an Operating Year, excluding however:

            (i) Receipts of tenants, licensees and concessionaires (but including rents, fees and charges received from such tenants, licensees and concessionaires);

            (ii) Federal, provincial and municipal excise, sales and use taxes collected directly from patrons or guests as a part of the sales price of any goods, services or displays, such as gross receipts, room, admission, cabaret or equivalent taxes;

            (iii) Gains or losses arising from the sale or other disposition of capital assets;

            (iv)   Condemnation awards;

            (v)    proceeds of any insurance policies maintained pursuant to
                   Article V;

     (b) In the event all or part of Gross Revenue is comprised of in-lieu payments, then Gross Revenue for the purpose of calculating the Basic Fee shall be re-stated on a pro-forma basis to reflect the figure that would reasonably be expected to have been necessary in order to result in Total Income Before Fixed Charges in an amount equal to such in-lieu payments.

     1.24 GROSS ROOM REVENUE = All receipts derived from the renting, use or occupancy of guest rooms and meeting rooms in any Hotel, excluding sales taxes or other taxes which may be required by law to be collected from guests.

     1.25 HOTEL AND HOTELS = Have the meanings ascribed thereto in recital (b) to this agreement.

     1.26 HOTEL BUDGETS = The budgets referred to in Section 3.5 hereof consisting of the Capital Budgets and the Operating Budgets.

     1.27 IMPOSITIONS = All taxes, assessments, water, sewer or other rents, rates and charges, levies, license fees, permit fees, inspection fees and any other authorization fees and charges, which at any time may be assessed, levied, confirmed or imposed on any Hotel (including any portion or department thereof) or the operation thereof.

     1.28   INCENTIVE FEE = An amount equal to the amounts set forth in Section
4.2 hereof.

     1.28A INCENTIVE TERMINATION FEE = An amount equal to the amount set forth in Section 4.2 hereof.

     1.29 INSURANCE REQUIREMENTS = All terms of each insurance policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to any Hotel (including any portion or department thereof) or the operation thereof; such phrase shall not include recommendations of the insurance carriers.

     1.30 LEGAL REQUIREMENTS = All laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all government, governmental and quasi-governmental authorities (including, without limitation, all appropriate alcoholic beverage control authorities) which now or hereafter may be applicable to any Hotel (including any portion or department thereof).

     1.31 LICENSE AGREEMENT = The license agreement between the Manager, as licensor, which agreement was subsequently assigned by Manager to HFS, Incorporated, and to the Owner, as licensee, dated for reference as of the 30th day of September, 1992.

     1.32 MONTHLY STATEMENTS OF INCOME = Statements prepared by the Manager for each Hotel and on a consolidated basis for all of the Hotels presenting the results of operations of each Hotel and all of the Hotels for the Computer Month in conformance with Generally Accepted Accounting Principles, such statements to be on a form provided by the Owner which shall include variances from then current Operating Budgets and Capital Budgets.

     1.33 OPERATING BUDGETS = The operating plan and budgets for an Operating Year for each Hotel and on a consolidated basis for all of the Hotels as submitted by the Manager and approved by the Owner pursuant to Section 3.5 hereof setting forth in reasonable detail an estimate of the income and expenses of each Hotel and on a consolidated basis in respect of all of the Hotels for such Operating Year.

     1.34 OPERATING EQUIPMENT = All chinaware, glassware, linens, silverware, uniforms, kitchen utensils and other items of a similar nature, required for the operation of a quality economy hotel.

     1.35 OPERATING PERIOD = The period commencing on the date hereof and terminating upon the termination of this agreement.

     1.36 OPERATING SUPPLIES = Food and beverage and other immediately consumable items used in the operation of a quality economy hotel, such as fuel, soap, light bulbs, mechanical stores, cleaning material, matches, stationery, paper supplies and similar items and inventories.

     1.37 OPERATING YEAR = The period from the commencement date of the term of this agreement through and including the first December 31st and each twelve
(12) month period thereafter.

     1.38 OUT-OF-POCKET COSTS = All reasonable costs, expenses and disbursements paid by the Manager in fulfilling its obligations under this agreement, including, but not limited to:

     (a) postage, long-distance telephone and telegraph costs, business related entertainment, travel (including air and ground transportation, lodging, meals and incidentals), blueprinting, copying and printing, but shall not include any of the regular expenses of offices maintained by the Manager or its Affiliates, for purposes other than those relating to this agreement which are not in any event reimbursable.

     (b) all Compensation and moving expenses to the Hotels of those employees of the Manager or its Affiliates assigned to the Hotels on a full-time basis;

     (c) out-of-pocket costs incurred by those personnel of the Manager or its Affiliates assigned to special projects for the Hotels. Special projects shall include, but not be limited to, special sales or marketing programs, assistance in opening new food and beverage facilities, rendering consultative and advisory services and travelling on an assignment for the specific benefit of the Hotels, labour union negotiations and Hotel management and employee training. In addition, the Manager shall be reimbursed for the daily per diem rate (which shall be based upon each individual's rate of Compensation approved by Owner) of those personnel of the Manager assigned to labour relations or labour training. Unbudgeted special projects for the Hotels, to the extent the Out-of-Pocket Costs therefore are reasonably expected to exceed, or exceed, in the aggregate, Five Thousand Dollars ($5,000) per annum shall be discussed in advance with Owner and Owner's consent shall have been granted prior to commencement thereof; and

     (d) reimbursement of any sales, use, gross receipts or excise tax (or any tax reasonably similar or in-lieu of such taxes) levied by any local, provincial or federal authority on payments or reimbursements to the Manager under this agreement. This obligation of Owner shall not include reimbursement of income taxes levied upon the Manager (except any income tax arising out of Section 3.19.);

provided, however, Out-of Pocket Costs for any category within sections 1.38(a) and (b) shall not exceed the amounts permitted in the applicable Budget.

     1.39   [intentionally deleted]

     1.40 PREMISES = A collective term for each Site and all Buildings situated thereon together with all entrances, exits, rights of ingress and egress, easements and appurtenances belonging or appertaining thereto.

     1.41 REPLACEMENTS = Replacements, substitutions and additions to the Furniture and Fixtures of any Hotel.

     1.42   [intentionally deleted]

     1.43 RESERVE = The cash reserve fund for Replacements established pursuant to Section 3.19 hereof.

     1.43A  ROYCO = Royco Hotels & Resorts Ltd.

     1.44 SITE = Has the meanings ascribed thereto in recital (a) to this agreement.

     1.45 TOTAL INCOME BEFORE FIXED CHARGES = As it relates to a particular Hotel or to all of the Hotels on a consolidated basis, whichever is applicable, means the total income before fixed charges of the Hotel and its operations, including operations which are not generally hotel operations and catering and other operations conducted outside the Hotel, based upon Gross Revenue and determined in accordance with Generally Accepted Accounting Principles, which is properly attributable to an Operating Year. Notwithstanding anything to the contrary contained in the Uniform System of Accounts:

     (a) The following items attributable to an Operating Year shall not in any event be deducted in determining Total Income Before Fixed
            Charges:

            (i) Principal and interest on bonds, mortgages, notes, taxes in arrears or on other indebtedness;

            (ii) Payments into the Reserve and depreciation of the Hotel and the Equipment;

            (iii)  Amortization of bond discounts and mortgage expenses;

            (iv)   Federal, provincial and local franchise and income taxes;

            (v) Taxes assessed on the Hotel, any portion thereof or any personal property thereat:

            (vi) Insurance premiums for liability, casualty and other insurance policies pursuant to Article V of this agreement.

            (vii)  The cost of any Capital Improvement; and

            (viii) Payments on leases or rental of Equipment, the Site or the
                   Buildings.


     (b) The following items attributable to such Operating Year shall be deducted in determining Total Income Before Fixed Charges:

            (i)    The Basic Fee for such year;

            (ii) All amounts paid to the Manager for reimbursement of expenses (other than reimbursement for amounts which Owner was obligated to pay hereunder in the first instance); and

            (iii) Administrative and general costs, expenses and disbursements of Owner, including, without limitation amounts, if any, paid the Manager pursuant to Sections 3.2 or 3.3 which Owner was obligated to pay hereunder in the first instance.

     1.46 TRANSFER = Any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, by operation of law or otherwise.

     1.47 UNIFORM SYSTEM OF ACCOUNTS = Uniform System of Accounts for Hotels (most current revised edition). The Uniform System of Accounts is a manual of instructions for preparing standardized financial statements and schedules for hotels and the various operating departments thereof including guidelines as to identification and departmentalization of accounts.

                                  ARTICLE II
                               TERM AND RENEWAL

     2.1 INITIAL TERM. The term of this agreement shall commence on the . day of ., 1996 and expire on the 31st day of December, 2006, subject to the Owner's renewal options under Section 2.2 hereof and to sooner termination as hereinafter provided.

     2.2. RENEWALS. The Owner shall have the right, exercisable by giving notice to Manager not earlier than twelve (12) months and not later than four
(4) months prior to the expiration of the original term or any applicable renewal term hereof, to extend the term of this agreement for three further renewal terms of ten (10) Years each, all upon the same terms, covenants and conditions as provided in this agreement. Whenever reference is made to the term of this agreement it shall mean the initial term as it may be extended pursuant to the provisions of this Section 2.2.


                                  ARTICLE III
                     SERVICES DURING THE OPERATING PERIOD

     3.1 GRANT TO MANAGER. Owner and Manager mutually agree that the Premises are intended to be, and shall be operated in such a way that each will be a quality economy hotel. Subject to the rights of the Manager set out herein and the limitations on Manager's authority set forth in this Agreement, Owner hereby grants Manager the sole and exclusive right to supervise and direct the management and operation of the Hotels. Without limiting the generality of the foregoing, Manager shall have the right, subject to the approval or variation from time to time of Owner, in accordance with the Hotel Budgets, to determine operating policies, standards of operation, quality of service, credit policies, public and meeting room policies, entertainment, amusement, food and beverage policies (including the right to conduct catering operations outside of the Hotels), and to determine and revise room rates and other charges to guests and others using the Hotels' facilities. Owner and Manager agree to cooperate with each other in every reasonable way to permit and assist the Manager to operate and manage the Hotels as directed by the Owner in accordance with the terms of this agreement; provided, however, notwithstanding anything to the contrary contained herein, Owner shall have full and complete control and authority over the business of owning and operating the Hotels and in the event of disagreement between the Owner and the Manager, the Owner's decision shall be final.

     3.2 OWNER BEARS ALL OPERATING EXPENSES. In operating and managing the Hotels under this agreement, the Manager shall act solely for the account of Owner. In connection with operating and managing the Hotels the Manager may, as, if and to the extent provided in the Hotel Budgets, enter into agreements of various kinds including, without limitation, service contracts (e.g. pest control, garbage and refuse removal, refrigeration equipment, air conditioning/heating/ventilating equipment, water conditioning equipment, office equipment, advertising and public relations, landscape, etc.) supply contracts (e.g. food and liquor, restaurant and bar supplies and equipment, fuel oil, utilities, rooms supplies, paper goods, linens, promotional items, etc.) purchase agreements and lease agreements (e.g. office equipment including computer equipment, signage, coffee makers, soft drink and liquor dispensers, autos, buses, trucks, etc.). All such agreements shall be entered into by the Manager as agent for and on behalf of Owner. As, if and to the extent provided in the Hotel

Budgets, Manager may, at its option, perform any requisite tasks in respect of the maintenance and service of the Buildings and the Equipment and may charge the Owner a fee for such performance provided that such fee is not more than competitive fees which would otherwise by levied for such performance by parties not affiliated with the Manager who the Manager would, in fulfilling its obligations hereunder, select if the Manager did not elect to perform such services. The Manager shall be under no obligation to use or extend its own credit and Owner agrees that its credit shall be the basis upon which suppliers of goods and services to the Hotels shall rely, and Owner agrees to promptly provide to the Manager and to such suppliers of goods and services reasonable and accurate information which will allow credit to be extended to the Hotel operations. All expenses properly incurred by the Manager in operating or managing the Hotels to the extent provided in the Hotel Budgets, including Out-of-Pocket Costs, shall be borne exclusively by Owner and to the extent necessary funds are not generated by the operation of the Hotels, they shall be supplied by Owner. The Manager shall not advance any of its funds for the operation or management of the Hotels or incur any liability in connection therewith unless Owner shall have consented thereto in advance. Pursuant to the authorization granted to the Manager from time to time by the Owner under section 3.8, the Manager shall have the right to pay out of the Bank Accounts or, to the extent provided in the applicable Budget, the Reserve, Hotel expenses or any other expenditure which Owner is obligated to make pursuant to this agreement.

     3.3 REIMBURSEMENT OF THE MANAGER. In addition to the Management Fees provided in Section 4.1, during the Operating Period the Manager shall be reimbursed (in amounts to be conclusively determined in accordance with the procedures described in Section 3.6 in the event of dispute) for all Out-of-Pocket Costs incurred in rendering services to the Hotels, provided however that Out-of-Pocket Costs for any category shall not exceed the amounts permitted in the applicable Budget.

     3.4 STANDARD OF PERFORMANCE. Subject to constraints imposed by local conditions, construction, interior design and budget restrictions, the Manager agrees to use its best efforts to manage and operate the Hotels so as to provide a level of service appropriate to a quality economy hotel. The Manager shall advise and consult with the Owner as to all major policy matters relating to the Hotels and, in all events, prior to making a change with respect thereto, and no such change shall be made without Owner's prior consent thereto.

     3.5 HOTEL BUDGETS. On or prior to a date sixty (60) days in advance of the commencement of the first complete Operating Year and each Operating Year thereafter, the Manager shall submit to Owner the Hotel Budgets for each Hotel and for all of the Hotels on a consolidated basis for approval. Owner shall promptly respond to Manager's submission with a reasonably detailed list of objections, if any.

The Hotel Budgets shall consist of:

     (a) OPERATING BUDGET(S) - showing revenue and expenses for the Hotel in reasonable detail; and

     (b) CAPITAL BUDGET(S) - showing expenditures required for Capital Improvements and Equipment (other than Operating Supplies).

     The Manager will keep the Hotel Budgets under constant review and shall review the Hotel Budgets with the Owner on at least a quarterly basis. Should revision be considered necessary during the course of the year as a result of such reviews, whether due to changed trading climate, unforeseen capital requirements or any other reason, the Manager shall notify Owner in writing, setting forth the reasons for the revisions and submit proposed revisions for approval. Owner shall promptly respond to Manager's submission with a reasonably detailed list of objections, if any. If during such review between Manager and Owner, Owner considers revisions to be necessary which have not been proposed by Manager, Owner may notify Manager in writing setting forth the revisions required by Owner. All such revisions requested by Owner shall thereafter be implemented by Manager.

     It is understood by both parties that:

     (a) The Operating Budget(s) are intended as a reasonable estimate only, having concern for the various factors involved at the time of preparation and although the Manager shall use its best efforts to assure realization, the Manager makes no guarantee, warranty or representation whatsoever in connection therewith;

     (b) The Capital Budget(s) shall be based on reliable estimates and the aggregate amount of expenditures authorized shall not be exceeded without the prior written approval of Owner. The Manager shall have no liability except for wilful misfeasance on its part;

     (c) If unbudgeted cash needs arise pursuant to the Operating Budget, the Manager agrees to give to Owner such advance notice of such needs as is reasonable under the circumstances; and

     (d) Notwithstanding any limitations set out elsewhere in this Agreement, Manager shall be entitled to increase, without Owner's consent, any line item in an individual Hotel Operating Budget by (x) an amount which shall not exceed 5% of that Hotel's total Operating Budget, provided such increases and any decreases to that Hotel's Operating Budget shall not have the effect, in the aggregate of increasing that Hotel's total Operating Budget; and (y) an amount as required to reflect any increases in Gross Revenue for such Hotel, provided that the percent that such line item represents of total Gross Revenue shall not be increased.

     3.6 FAILURE TO AGREE UPON BUDGETS. If Owner objects to any portion of one or more of the Hotel Budgets within thirty (30) days after its submission by the Manager, the Manager and Owner shall have a special budget meeting to resolve the points of disagreement to the satisfaction of Owner. Until resolved as determined by the Owner, the then existing Hotel Budgets or such other Hotel Budgets as Owner may elect to implement shall be implemented by the Manager.

     3.7 WORKING CAPITAL. Owner shall at all times maintain in the Hotels' Bank Accounts, adequate working capital for the payment of all Hotel expenses (including all fees, charges, reimbursements and indemnifications relating to the Hotels payable to the Manager hereunder) and the uninterrupted and efficient operation of the Hotels in accordance with this agreement. Owner may, in its sole discretion, from time to time throughout the Operating Period, within seven (7) days after notice from the Manager that such funds are required, furnish to the Manager funds in amounts previously budgeted and which the Manager reasonably deems necessary to assure that at all times the Hotels have adequate working capital as set forth above. In the event the Manager deems funds to be necessary for the uninterrupted quality operation of the Hotels which have not been previously budgeted, the Manager shall give written notice to Owner of such needs. Said written notice shall include an explanation of the need for such funds. Owner shall reply reasonably promptly setting forth its agreement or setting forth comments or questions, but is not required to approve. If approved, Owner shall furnish such funds within a reasonable time, but in any event within thirty (30) days.

     3.8 BANK ACCOUNTS. Bank Accounts shall be established for the Hotels at such bank or banks as Owner shall select and shall be operated under such controls as the Owner may determine from time to time. The Owner, or the Manager if designated by the Owner, shall have the exclusive right to designate cheque signatories; provided that, at the request and expense of Owner, all signatories shall be covered by a surety bond or insurance policy in form reasonably satisfactory to Owner. Owner shall bear all losses resulting from the failure or insolvency of the bank in which a Bank Account is maintained.

     3.9 DEPOSITS AND EXPENDITURES. Except for funds in amounts deemed proper by the Owner to be maintained in house banks or petty cash funds at the Hotels, the Manager shall deposit in the Bank Accounts all funds furnished by Owner as working capital for the Hotels and all funds received from the operation of the Hotels. In accordance with the Hotel Budgets, the Manager shall pay from the Bank Accounts on behalf of Owner such amounts and at such times as are required for the operation and management of such Hotels and related facilities pursuant to this agreement, including without limitation, all Compensation and expenses of the Hotels' employees, all costs and expenditures which the Manager is permitted or required to make pursuant to this agreement and all fees, charges, reimbursements, indemnifications or other amounts due the Manager or its Affiliates under this agreement. When there are funds in a Bank Account in excess of those required for (a) working capital of the Hotels under Section 3.7, (b) the costs and expenses of operating and managing the Hotels (including without limitation payments of all Impositions and all amounts for interest, principal or otherwise due on all indebtedness in respect of the Hotels) and making Capital Improvements, (c) amounts to be paid into the Reserve, and (d) payment of all fees, charges, reimbursements, indemnifications or other amounts due the Manager under this agreement, the Manager shall transfer at the request of Owner, and in any event not less than quarterly, such excess funds from the Bank Accounts to an account or accounts maintained solely by Owner (collectively the "OWNER'S BANK ACCOUNT") and, with respect to all funds maintained by the Manager, the Manager shall invest such funds to the extent reasonably practical, in deposits with or debt securities guaranteed by a Canadian chartered bank or a trust company registered under the laws of Canada or a province thereof whose debt securities are rated by the Canadian Bond Rating Service as at least "A" or by the Dominion Bond Rating Service as at least "AA", securities issued or guaranteed by the government of Canada or a province or territory of Canada, and units of publicly traded money market mutual funds, provided that such amounts invested are not subject to any acquisition or redemption charge. Upon the termination of this agreement and the payment to the Manager and its wholly-owned Affiliates of all amounts due them under this or any other agreement with Owner, all amounts remaining in the Bank Accounts or otherwise invested shall be promptly transferred to Owner's Bank Account.

     3.10 GROUP SERVICES AND OTHER SERVICES, OPERATING PERIOD. During the Operating Period, the Manager shall have the exclusive right to furnish, and shall furnish, to the Hotels the following services:

     (a) For no additional consideration, supervisory, management and control services for the Hotels' operations, including the Hotels' front office, food and beverage, marketing and sales, housekeeping, engineering and other departments;

     (b) For no additional consideration, the purchase, on behalf of Owner, through the central purchasing facilities of the Manager and its wholly-owned Affiliates, of all required Operating Equipment and Operating Supplies in accordance with the applicable Operating Budget and/or Capital Budget, at the Owner's cost, provided that the Manager shall be solely entitled to retain any and all rebates paid in respect of any such purchases;

     (c) All other services and facilities now or hereafter furnished generally to hotels operated by the Manager or its Affiliates in Canada. The Hotels shall pay charges computed on the same basis as similar charges for all such hotels. Such services include but are not limited to management conferences, operating handbooks and manuals. It is agreed that the cost to Owner for all such services or facilities shall not in the aggregate exceed Two Thousand Dollars ($2,000) per year per Hotel without the prior written consent of Owner except to the extent such costs are expressly contemplated in the applicable Operating Budget for such year.

     Prices and rates charged to the Hotels for services and goods to be provided under Paragraph (b), above shall be competitive with (i) prices and rates generally available from non-affiliated parties, and (ii) no higher than the lowest prices and rates generally made available to other economy hotels managed by the Manager.

     3.11 REPAIRS AND MAINTENANCE. Subject to the applicable Budget, the Manager shall have the right, indeed the obligation, to cause to be made on behalf of Owner all repairs, decorations and Alterations to the Hotels which the Manager deems necessary for the proper maintenance and operation thereof in keeping with the standards of quality economy hotels, provided that the Manager shall not make any Alterations, or incur any costs in respect of Alterations, which are not provided for in the applicable Budget without the prior written approval of Owner. If any such repairs, decorations or Alterations shall be made necessary by any condition against the occurrence of which the builder of the Hotels or of any supplier of labour or materials for the Hotels has provided any guaranty or warranty, then the Manager shall invoke said guarantees or warranties, and Owner will cooperate fully with the Manager in the enforcement thereof. Owner shall on request, advise the Manager of such guarantees and warranties issued to Owner as a part of the original construction of the Hotels.

     3.12 EMERGENCY REPAIRS. If the Manager believes a dangerous condition exists at any Hotel which constitutes an immediate threat to the health or safety of Hotel employees or guests or to the physical integrity of the Site or adjacent property, then the Manager may take all steps and make, on behalf of and at the expense of Owner, all expenditures necessary to cure such condition, make such repairs or Alterations or otherwise as required, whether or not provided for in the Hotel Budget. If there are insufficient funds available in the applicable Hotel's Bank

Accounts for such purpose, Owner shall provide the Manager with all funds necessary pursuant to this Section 3.12 within seven (7) days after notice from the Manager. The Manager agrees to notify the Owner's representative within 24 hours of any such emergency condition or situation and, at the written direction of Owner, to revise the Manager's plan of responding to such emergency.

     3.13   MARKETING AND RESERVATIONS SERVICES.

     (a) The Manager shall cause to be designed and implemented all local advertising, public relations, sales and promotional campaigns for the Hotels as directed by Owner and provided in the applicable Budget, except to the extent that such services are provided by another party pursuant to the License Agreement.

     (b)    [intentionally deleted]

     (c) All costs and expenses of the advertising, public relations and promotional activities of the Hotels shall be incurred in accordance with the applicable Operating Budget.

     3.14   PERSONNEL.

     As and to the extent provided in the applicable Operating Budget:

     (a) The Manager as agent for Owner shall have the exclusive right, indeed the obligation, to hire, promote, discharge, supervise, direct, train and determine the terms of employment for the general manager of the Hotels, and, through him or her, all other operating, service and administrative employees of the Hotels. Except as set forth in paragraph (b) below, all employees shall be employees of Owner for this purpose, and the Manager shall not be liable for their compensation or otherwise in connection with such employees. Notwithstanding the foregoing, the Owner has the right to review and approve, acting reasonably, the employment of each Hotel general manager and to require the termination by the Manager of any employee of the Owner, all at the cost of the Owner.

     (b) The Manager may assign employees of the Manager or its Affiliates as members of the executive staff of the Hotels (including without limitation the general managers, financial controllers, sales managers and food and beverage managers). Such employees of the Manager or its Affiliates shall perform their duties at the Hotels as agents for and on behalf of Owner. Such employees will be paid their regular Compensation, as approved by Owner, by the Manager or its Affiliates and the Manager and its Affiliates shall be promptly reimbursed out of the applicable Bank Account.

     (c) Upon notice to the Owner, it is contemplated certain staff members and their families will be furnished, without charge, appropriate and reasonable accommodations at the Hotels, together with food and other services and the use of all Hotel facilities, or allowances given for all or any of such items. Costs (or decreased revenue) as a result thereof shall be an operating expense of the

            Hotels.

     (d) The Manager shall have the responsibility to negotiate and make agreements, on Owner's behalf, with labour unions where applicable but shall advise Owner of such negotiations and agreements and shall receive advice and counsel from Owner regarding such negotiations and agreements, including the attendance, at the option of the Owner, of a representative of the Owner at such negotiations who shall have the ultimate authority to make agreement in such cases..

     (e) If, in the reasonable opinion of the Manager, it is desirable at any time during the term of this agreement to provide for the benefit of the employees of the Hotels, pension, profit sharing or other employee retirement, disability, health and welfare or other benefit plans either similar to those now or hereafter applicable to employees of other hotels operated or managed by the Manager or its Affiliates or in conformity with local custom for hotels of similar size and quality, Owner shall, if it accepts the Manager's opinion, either (i) adopt, and pay as a Hotel expense as an employer, provided the provisions of such plan or plans permit such action, or
            (ii) establish a similar independent plan or plans providing comparable benefits for the employees of the Hotels.

     (f) Notwithstanding the foregoing provisions of Section 3.14 to the contrary, Owner agrees it will not direct or attempt to direct in any way the conduct of any member of the staff of the Hotels. Owner shall liaise regarding the Hotels only with a designated official or corporate officer of the Manager.

     3.15 ADDITIONAL RIGHTS OF THE MANAGER. The Manager shall have the responsibility, indeed the obligation, to do the following at the expense of
Owner:

     (a) Institute, prosecute and settle, in its name or in the name of Owner, any and all legal actions or proceedings to collect charges, rent or other income for the Hotels or to dispossess guests, tenants or other persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement (provided that no action shall be taken without Owner's consent with respect to any such agreement having a then unexpired term in excess of one year), or otherwise required in the normal course of operating the Hotels, and Owner shall cooperate with the Manager in connection therewith. The Manager shall notify Owner in writing of legal disputes involving insured claims in excess of Twenty Five Thousand ($25,000) Dollars and uninsured claims in excess of Ten Thousand ($10,000) Dollars and shall not settle such disputes without the approval in writing of the Owner;

     (b) To the extent provided in the Hotel Budgets, do, or cause to be done, in its own name or in the name of Owner, all such acts and things in and about the Hotels as shall be necessary to comply with Legal Requirements or Insurance Requirements, provided that Owner shall be entitled to do, or cause to be done, any such acts and things. If the Hotel Budgets do not allow for compliance with any Legal Requirements or Insurance Requirements, or if the Owner undertakes to do, or cause to be done, any acts or things necessary to comply with Legal Requirements or Insurance Requirements, then Owner shall indemnify and hold

            Manager harmless from all costs, expenses, claims, damages and liabilities, including, without limitation, lawyer fees and disbursements, arising or resulting from any failure to comply with Legal Requirements or Insurance Requirements; and

     (c) Do, or cause to be done, all such things as are necessary or appropriate to operate, maintain and manage the Hotels to the standard of performance described in Section 3.4 hereof or as otherwise directed by Owner in writing.

     3.16 BOOKS AND RECORDS. The Manager shall cause to be maintained full and adequate books of account and such other records on both a consolidated and individual basis as are necessary to reflect the financial position and the results of the operation of the Hotels and each individual Hotel. Such books of account shall be kept in all material respects in accordance with Generally Accepted Accounting Principles and presented in substantial conformance with the Uniform System of Accounts for hotels. Such books and records shall not include any income tax returns for Owner.

     3.17 INSPECTION OF BOOKS AND RECORDS. The Manager shall, upon at least two business days notice, accord to Owner, its accountants, lawyers and agents, the right during normal daytime business hours during the term of this agreement to inspect the Hotels or examine and make extracts of books and records of the Hotels. Such inspections and examinations shall be done with as little disruption to the business of the Hotels as possible. Books and records of the Hotels may be kept at the Hotels or at the accounting offices of the Manager.

     3.18 REPORTS TO OWNER. The Manager shall deliver or cause to be delivered to Owner the following financial statements during the Operating
Period:

     (a) Within ten (10) business days after the end of each calendar month the Monthly Balance Sheet and Monthly Statement of Income for the Hotels showing the financial position and the results of operations for the preceding Computer Month and payments then due on account of the Basic Fee of the Manager for the preceding Computer Month; and

     (b) Within forty-five (45) days after the end of each Operating Year, an Annual Statement and supplementary schedules for the Hotels showing
            (i) a computation of the Basic Fee payable to the Manager for said Operating Year and a statement of payments made to the Manager by the Hotels on account thereof and (ii) a statement of the balance of the Reserve as of the end of the preceding Operating Year.

Provided that if, as a result of the requirements of applicable securities regulators or the Owner's reporting requirements, quarterly and/or semi-annual financial information is required similar to the Annual Statement, the Manager shall provide such statements.

Any dispute as to the form, content or computations contained in any Monthly Balance Sheet, Monthly Statement of Income or Annual Statement or any accounting matter under this agreement shall be determined by a meeting between the Owner and the Manager, and until resolved to the mutual satisfaction of the parties , the decision of the Owner shall apply.

     3.19 RESERVE FOR REPLACEMENTS OF FURNITURE AND FIXTURES. Upon the commencement of the first Operating Year, Owner, after consultation with the Manager, shall establish for the Hotels a Reserve for replacements and substitutions to the Furniture and Fixtures in an interest bearing bank account separate from all other Bank Accounts. The Reserve shall be funded with such amounts and in such names as Owner, in its discretion, shall determine. The Reserve shall be used solely for making Replacements as set forth in Section
3.20. Any amounts remaining in the Reserve at the end of any Operating Year and the interest earned on money in said account shall, at Owner's election, be carried forward to the next succeeding Operating Year. To the extent, if any, that the Manager shall be required to pay any income tax on said interest as a fiduciary, it shall be paid from the Reserve. All proceeds from the sale of Furniture and Fixtures no longer needed for the operation of the applicable Hotel shall, at owner's election, be deposited in the Hotel's Reserve and shall be deemed a payment into the Reserve in accordance with this Section.

     3.20 REPLACEMENT OF EQUIPMENT. During any Operating Year the Manager may make expenditures for Replacements out of the Reserve at such times and in such amounts as is provided in the Hotel Budgets. In the event expenditures are budgeted in a year or years but such expenditures are not actually made, the unexpended portion of such budget shall, with Owner's prior written approval, be carried over to the next succeeding Operating Year. Replacements shall be made through the central purchasing facilities of the Manager and its Affiliates or otherwise as the Manager shall determine in accordance with Budget . The cost of such Replacements to Owner shall be the supplier's invoice amount. The Manager shall solely be entitled to any rebates paid or allowed by suppliers in respect of such Replacements. No Replacements shall be made by the Manager which would result in or cause a change in the general character of the Hotels or substantially modify the interior or exterior design of the Hotels, without the consent of Owner, and no Replacements shall be made by Owner without the consent of the Manager.

     3.21 LENDER REQUIREMENTS. The provisions of Sections 3.19 and 3.20 of this agreement shall be subject to the requirements of the lenders to the Hotels as set out from time to time, if any, in Schedule "C" attached hereto and such provisions shall be modified or suspended as such subjugation shall require.


                                  ARTICLE IV
                     COMPENSATION DURING OPERATING PERIOD

     4.1 MANAGEMENT FEES. As compensation for the Manager's services during each Operating Year, the Manager shall receive the Basic Fee.

     4.2    INCENTIVE FEE.   As further compensation for the Manager's services
during each Operating Year, the Manager shall receive the following additional fees:

     (a) a fee (the "Incentive Fee") in an amount equal to 6% of the Intermediate Split plus 7.5% of the Final Split, as those terms are defined in section 1(g) of the Future Payments Agreement, less the amount calculated in accordance with section 1(g)(vii) of the Future Payments Agreement, mutatis mutandis (i.e. applicable reference period and adjustments as therein provided);

     (b) a fee (the "Capital Proceeds Fee") in an amount equal to 7.5% of the Capital Proceeds Participation Cash, as that term is defined in section 1(b) of the Future Payments Agreement; and

     (c) if Owner elects to terminate the Future Payments Agreement pursuant to section 3 thereof, Owner shall pay to Manager a termination fee (the "Incentive Termination Fee") equal to 8.3 times the Incentive Fee that would have been payable to the Manager if the Incentive Fee had been calculated in the manner set out in section 3 of the Future Payments Agreement, mutatis mutandis.

     4.3 PAYMENT OF FEES. Payment to the Manager on account of the Basic Fee and the Accounting Fee shall be paid by the Owner for each Hotel on a pro rata basis in accordance with the amount shown on the Monthly Statement of Income, within three (3) days of the end of each month during the term provided the Manager has delivered to the Owner the Monthly Statement for such month, which amount may be paid by the Manager out of Gross Revenues, provided that the aggregate amount of any such payments shall be adjusted annually based on audited statements of Gross Revenue for the Operating Year. Payment to the Manager of the Incentive Fee, the Capital Proceeds Fee and the Incentive Termination Fee, respectively, shall be paid by the Owner at such time or times as a payment is required to be made to or on behalf of Capital Properties Limited Partnership pursuant to sections 2(a), 2(b) and 3, respectively, of the Future Payments Agreement.



                                   ARTICLE V
                                   INSURANCE

     5.1 COVERAGE. The Manager, at Owner's expense, will effect and maintain insurance on the Hotels as follows, but subject always to Owners right to alter or change the insurance coverage in its sole discretion by notice in writing to the Manager:

     (a) All property is to be insured against the perils of fire, extended coverage and special extended coverage.

            (i) Limits of coverage are to be based on full replacement costs, which costs are to be reviewed annually and adjusted as needed.

            (ii) Coverage to include architects and other professional fees, debris removal, foundation and footings, including underground placements and improvements. Coverage for demolition, contingent liability and increased cost of construction extensions shall be provided if deemed necessary by Owner and the Manager.

     (b) Loss of earnings is to be insured against the perils of fire, extended coverage and special extended coverage.

            (i) Limits of coverage are to be based on actual and estimated annual gross earnings, including management fees, 90 days' ordinary payroll, severance pay and two years indemnity.

     (c) All property and loss of earnings are to be insured against all risk perils, difference in conditions including earthquake and flood and subject to the normal all risk policy exclusions.

            (i)    Limits of such coverage are to be determined by Owner.

     (d) Boiler and machinery coverage is to be insured under the broad form comprehensive liability policy.

     (e) Broad form comprehensive liability coverage including owned, leased and non-owned automobile, personal injury (employee exclusion deleted) broad form property damage, boiler and machinery, blanket contractual, incidental malpractice, liquor legal liability, waiver of subrogation, no-fault benefits, cross liability, fellow employee exclusion, products, non-owned watercraft and aircraft, fire liability, fleet automatic and worldwide coverage (providing original suit filed in Canada).

            (i) Minimum limit of $1,000,000 combined bodily injury and property damage.

     (f)    Excess umbrella liability policy(ies).

            (i)    Minimum limits as deemed necessary by the Owner.

     (g)    Statutory workers' compensation and employer's liability.

     (h) Such other insurance, including, but not limited to, the following coverages -crime, including fidelity, money, depositors' forgery, credit card forgery, merchandise burglary and robbery, incoming check forgery, hotel safe deposit box legal liability and check-room theft, innkeepers' legal liability, garagekeepers' legal liability, glass, data processing, pension and employee benefits errors and omissions, all as Owner shall determine after consultation with the Manager.

     5.3 PARTIES INSURED. All insurance obtained under this Article V shall be carried in the name of Owner, the Manager, all Affiliates of Owner designated by Owner and all mortgagees. Losses thereunder shall be payable to the parties as their respective interest may appear.

     5.4 WAIVER OF LIABILITY. Neither the Manager nor Owner shall assert against the other and each does hereby waive with respect to the other any claims for any losses, damages, liabilities and expenses (including lawyers' fees and disbursements) incurred or sustained by it on account of damage or injury to persons or property arising out of the ownership, operation or management of the Hotels, to the extent that the same are covered and the proceeds recovered from insurer.

     5.5 EXCESS OF LOSS INSURANCE. Subject to the prior consent of the Owner,`any insurance provided by the Manager or Owner under this Article V may be effected under an excess of loss program and/or other forms of combined or self-administered programs providing insurance which may cover properties owned or managed by the Manager or its Affiliates. Where applicable, the premiums and other costs and related expenses therefor shall be charged as an operating expense of the Hotels. Any policies or insurance maintained by the Manager pursuant to the provisions of this Article V may contain deductible provisions and such other provisions as may be approved by the Owner.

     5.6 BLANKET POLICY. All insurance obtained under this Article V may be effected under blanket programs in effect for the Manager where applicable and an allocable portion of the premiums and other costs and related expenses therefor shall be charged as an operating expense of the Hotels.

     5.7 CLAIMS. The Manager shall promptly investigate and make a full written report for all material accidents, claims for damages relating to ownership, operation and management of the Hotels and the estimated cost of repair thereof. Claims with estimates of damage exceeding $10,000 shall promptly be reported to the Owner. Subject to the rights of any Mortgagee, policies of insurance required under this Article V shall provide for adjustment of losses of less than Ten Thousand Dollars ($10,000) by the Manager alone and of greater losses by Owner.

     5.8 GENERAL. All insurance provided for by this Article V shall be at least for such amounts, cover such risks and have such deductible provisions as Owner shall reasonably require. Such insurance shall be effected under policies in form and substance satisfactory to Owner and the Manager, are issued by insurers satisfactory to Owner and the Manager and which are of good reputation and sound and adequate financial responsibility. The party procuring any insurance pursuant to this Article V shall promptly deliver to the other party and, if required, to the applicable mortgagee, a certificate of insurance with respect to such policy of insurance and, in the case of insurance about to expire, a certificate of insurance with respect to a renewal policy not less than ten (10) days prior to the date of expiration. All policies of insurance provided for by this Article V shall have attached thereto (a) an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days prior written notice to Owner and the Manager, and (b) an endorsement to the effect that no action or omission of a party hereto shall affect the obligation of the insurer to pay the full amount of any loss sustained to the other party hereto and any other parties insured under such policy. Any difference between the normal cost of insurance coverage provided under this
Article V and the lesser costs or credits as a result of excess of loss and blanket programs operated by the Manager shall be retained by the Manager. Uninsured losses shall be charged, depending upon the nature of the loss, as an operating or capital expense of the Hotels.


                                  ARTICLE VI
                         DESTRUCTION AND CONDEMNATION

     6.1 SUBSTANTIAL DAMAGE. If any Hotel shall be destroyed or substantially damaged by fire or other casualty, Owner may, at any time following such casualty until the date which is sixty (60) days after the adjustment of losses with the insurance carrier, give written notice (such notice to be no less than sixty (60) days prior to the effective date of termination) to the Manager terminating this agreement. Owner shall pay to the Manager a termination fee equal to the amount that would have been paid to the Manager if the Hotel had been sold pursuant to section 7.2A, provided that if the Owner is not able to recover (after a pro-rata deduction for all out-of-pocket expenses directly incident to recovery) the amount of such fee from the insurance carrier, the Owner and the Manager will negotiate in good faith to establish a fair and reasonable termination fee.

     6.2 PARTIAL DAMAGE. In the event of (a) any damage to any Hotel by fire or other casualty which does not amount to substantial damage as described above or (b) the destruction or substantial damage to any Hotel and the failure of Owner to terminate this agreement pursuant to Section 6.1 hereof, then this agreement shall not terminate with respect to the Hotel, and Owner may in its sole discretion but without obligation, at its own expense, promptly commence and expeditiously complete the Casualty Restoration.

     6.3    SUBSTANTIAL CONDEMNATION.   If all or a substantial portion of any
Hotel shall be taken, or a perpetual easement granted with respect thereto, by Condemnation, other than for temporary use, Owner may, at any time following such condemnation until the date which is sixty (60) days after settlement or receipt of the award from the applicable governmental authority, give written notice (such notice to be no less than sixty (60) days prior to the effective
date of termination) to the Manager terminating this agreement.   Owner shall
pay to the Manager a termination fee equal to the amount that would have been paid to the Manager if the Hotel had been sold pursuant to section 7.2A, provided that if the Owner is not able to recover (after a pro-rata deduction for all out-of-pocket expenses directly incident to recovery) the amount of such fee in its condemnation award, the Owner and the Manager will negotiate in good faith to establish a fair and reasonable termination fee. Payments for loss of income and profits shall be apportioned between Owner and the Manager, in accordance with governing law and taking into account the terms of this agreement. A substantial portion of any Hotel shall be deemed taken if in the reasonable opinion of Owner the part not taken may not be repaired, restored, replaced, rebuilt or utilized so as to constitute a quality economy hotel facility.

     6.4 PARTIAL CONDEMNATION. If a portion of any Hotel shall be taken by Condemnation and this agreement is not terminated pursuant to Section 6.3 hereof, and if Owner elects in its sole discretion, the Condemnation award related to damage to or the taking of the Hotel, including any interest thereon, will be applied to the Casualty Restoration of the Hotel made necessary by such taking, which Casualty Restoration will be promptly commenced and expeditiously effected by, and at the expense of, Owner.

     6.5 CASUALTY RESTORATION. For the avoidance of doubt, Owner shall be under no obligation to restore any Hotel under this Article VI.

     6.6    [intentionally deleted]

     6.7    EFFECT OF TERMINATION.

     (a) This agreement shall terminate with respect to any such Hotel as of the date fixed in any notice of termination given pursuant to this
            Article VI. Upon such termination neither party shall have any further obligation to the other hereunder with respect to such Hotel, except as stated in sections 7.2B and 7.3 and with respect to liability accruing, or based upon events occurring, prior to the effective date of such termination.

     (b) During the term of this agreement, unless earlier terminated, if Owner repairs, rebuilds or replaces any Hotel within five (5) years after termination of this agreement by Owner pursuant to Sections
            6.1 or 6.3, Owner shall promptly notify the Manager hereof and the Manager may, within sixty (60) days of such notice, reinstate this agreement by notice to Owner which reinstatement shall be for the remainder of the applicable term, determined in accordance with
            Article II hereof as though such a termination had not occurred.


                                  ARTICLE VII
                                  TERMINATION

     7.1 TERMINATION BY EITHER PARTY. In addition, and without prejudice to whatever other rights it may have to terminate this agreement hereunder or to other available remedies, either party shall have the right at any time by giving notice to the other party to terminate this agreement, as applicable upon a date specified therein which shall not be less than thirty (30) days nor more than one hundred eighty (180) days from the date notice is given, upon the occurrence of any of the following Events of Default:

     (a) If the other party shall fail to make any payment which it is obligated to make pursuant to the terms of this agreement, or as applicable and such failure shall continue for a period of fifteen
            (15) days after written notice thereof to the defaulting party;

     (b) If the other party shall fail to keep, observe or perform any material covenant, agreement, term or provision of this agreement, other than an obligation to pay money, to be kept, observed or performed by such party, and such failure shall continue for a period of thirty (30) days after written notice thereof to the defaulting party; provided, however, that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then this agreement may not be terminated if the defaulting party commences to cure said default within said thirty (30) day period and diligently pursues completion of such curative measures; or

     (c) If the other party shall apply for or consent to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, file a voluntary petition pursuant to the applicable bankruptcy legislation or similar law or becomes a voluntary debtor thereunder, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or agreement with creditors or take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against it in any reorganization or insolvency proceeding, or if an order for relief or other order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating such party a bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) consecutive days.

     7.2 TERMINATION BY MANAGER. In addition to the rights set forth above, the Manager shall have the right at any time, by giving notice to Owner, to terminate this agreement in respect of any particular Hotel upon a date specified therein which shall not be less than thirty (30) days nor more than one hundred eighty (180) days from the date notice is given, except, with respect to section 7.2(b) said termination date shall not be less than ninety
(90) days from delivery of said termination notice, upon the occurrence of any of the following Events of Default:

     (a) If Owner shall fail to provide funds to be deposited in the Bank Accounts in respect of the Hotels in accordance with the terms of this agreement after written notice to Owner of such failure and the passage of fifteen (15) days from the date notice is given;

     (b)    If Owner shall fail to pay Base Fees hereunder for more than thirty
            (30) days after such Base Fees are due; and

     (c) If any lender of the Owner (i) completes foreclosure proceedings or otherwise acquires possession of one or more Hotels, or (ii) appoints or arranges for the appointment of a receiver of a Hotel and does not pay the Manager the Base Fees as provided hereunder and otherwise comply with this agreement from time to time;

provided that if the arrears of Base Fees or the provisions of funds are paid or funded, as the case may be, prior to the termaination date set out in the notice of termination given pursuant to this section 7.2, the notice of termination shall be deemed of no force or effect.

     7.2A   TERMINATION UPON SALE OF HOTELS.  Owner shall have the right at any time by giving notice to the Manager to terminate this agreement in respect of all of the Hotels or only in respect of a particular Hotel(s), as the case may be, upon a date specified therein which shall not be less than thirty (30) days nor more than one hundred eighty (180) days from the date notice is given (the "NOTICE PERIOD"), if Owner enters into a legally binding agreement for the sale of all of the Hotels or of a particular Hotel(s) to a party (the "PURCHASER") that is at arm's length (as that term is defined in the Income Tax Act (Canada)) to Owner. Any such termination notice shall be conditional upon the completion of the sale transaction(s). In the event of a termination of this agreement as aforesaid and if the Purchaser does not engage the Manager to manage the Hotels or Hotel, as the case may be, on terms that are no less favourable to the Manager in all material respects as those contained in this agreement, prior to the expiration of the Notice Period, or to the extent that the terms are less favourable to the Manager that the Owner does not agree to improve such terms at its own cost to be no less favourable to the Manager, Owner shall pay to the Manager a lump sum amount equal to the Manager's Net Operating Income (as that term is hereinafter defined) in respect of the Hotels or Hotel, as the case may be, for the twelve
(12) month period immediately preceding the date on which the Notice Period expires. For the purposes of this section 7.2A, "NET OPERATING INCOME" means an amount equal to the product obtained by multiplying (i) the Basic Fees for such twelve (12) month period less the Manager's operating expenses other than depreciation (but excluding franchise fees and franchise related operating expenses), for all Hotels times (ii) a fraction, the numerator of which is the
                          -----
Basic Fees for such period for the Hotel(s) which are subject to the termination notice, and the denominator of which is the Basic Fees for all Hotels during such period. Such termination fee shall be due and payable in full in cash or by certified cheque or bank draft within thirty (30) days (but in no event prior to the completion of the relevant sale transaction) following the date on which the Manager provides Owner with audited evidence of the amount of the applicable Net Operating Income, the cost of such audit to be borne by the Owner.

     7.2B   SEVERANCE PAYMENTS.  Upon termination of this agreement by Owner for any reason whatsoever, either with respect of all of the Hotels or with respect to a particular Hotel(s), or upon termination of this agreement by Manager in accordance with section 7.2A, Owner shall be liable for any and all out of pocket severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Manager of the employment of any employee of the Manager (other than Greg Royer, Terry Royer, Randy Royer and Peter Sikora, or their replacements) reasonably arising out of such termination by the Owner, provided that Owner's liability under this section 7.2B shall be limited to Thirty Thousand Dollars ($30,000) per Hotel and provided further that Owner shall have no liability under this section in that event that a Purchaser (as that term is defined in section 7.2A) engages the Manager to manage the Hotels or Hotel, as the case may be, in accordance with the terms set forth in section 7.2A.

     7.3 CERTAIN RIGHTS ON TERMINATION. In addition to, and without limiting the rights of a party pursuant to the provisions of this Article VII or other provisions of this agreement, upon the breach of this agreement by the other party hereto or upon any termination of this agreement (or upon expiration of the term or renewal term hereof) the following shall be applicable:

     (a) all fees, charges, reimbursements and other payments due the Manager under this agreement with respect to any Hotel(s) in respect of which this agreement is terminated that are computed on an annual or periodic basis shall be prorated and paid by Owner to the Manager within twenty (20) days after the rendition to

            Owner by the Manager of statements therefor;

     (b) the Manager shall, subject to applicable laws, assign and transfer to Owner all the Manager's right, title and interest in and to all liquor, restaurant and other licenses and permits, if any, with respect to the operation of any Hotel(s) in respect of which this agreement is terminated; provided, however, if the Manager has not been reimbursed for any Out-of-Pocket Costs in the acquisition of such licenses or permits, Owner shall reimburse the Manager therefor;

     (c) the Manager shall peacefully vacate and surrender to Owner all of the Hotels in respect of which this agreement is terminated;

     (d) all bank accounts held for the benefit of the Owner shall be assigned to the Owner; and

     (e) the Manager shall turn over all relevant records and shall otherwise cooperate, acting reasonably, in the transition to the successor manager.

     7.4 INDEMNIFICATION RE FUTURE BUSINESS. Owner shall indemnify and hold the Manager harmless from all costs, expenses, claims, damages and liabilities, including without limitation, reasonable lawyer fees and disbursements, arising or resulting from the failure of Owner following the expiration or earlier termination (for whatever cause) of this agreement to provide all of the services contracted for in connection with the business booked for the applicable Hotel on or prior to the date of such expiration or termination, to the extent notice of such bookings is delivered by the Manager to the Owner by no later than the effective date of termination of this Agreement. The provisions of this Section 7.4 shall survive any expiration or termination of this agreement and shall be binding upon Owner, its successors and assigns, including any successor or assign who becomes the "OWNER" after the effective date of any such expiration or termination.

     7.5    [intentionally deleted]

     7.6    [intentionally deleted]


                                 ARTICLE VIII
                                  ASSIGNMENT

     8.1 PERMITTED ASSIGNMENTS BY THE MANAGER. The Manager, without the consent of Owner but upon notice to Owner, shall have the right to assign this agreement and all of its rights hereunder to an Affiliate of the Manager. Any such assignee shall assume and agree to be bound by all of the terms and provisions of this agreement and duplicate originals of both the assignment and assumption shall be delivered to Owner.

     8.2    PROHIBITED ASSIGNMENTS BY THE MANAGER.  Except as provided in section 8.1 of this agreement, the Manager shall not assign this agreement without the prior consent of Owner, which consent shall not be unreasonably withheld and any attempted assignment in violation of this Article VIII shall be void and an automatic default by the Manager. Any assignee shall assume and agree to be bound by all of the terms and provisions of this agreement by instrument acceptable to Owner. The Manager shall be released from obligations under this agreement accruing on and after the effective date of an assignment so consented to, provided that duplicate originals of both the assignment and assumption shall be delivered to Owner. Any Transfer of the Controlling Interest in the Manager, other than as a result of a merger, consolidation or reorganization of the Manager, shall be deemed an assignment of this agreement by the Manager and shall be subject to this section.

     8.3 PROHIBITED ASSIGNMENTS BY OWNER. Owner agrees that it will not, by operation of law or otherwise, sell, assign or otherwise transfer this agreement or any interest therein other than to an Affiliate of Owner.

     8.4    [intentionally deleted]



                                  ARTICLE IX
                               LICENSE AGREEMENT

     9.1    [intentionally deleted]


                                   ARTICLE X
                              LENDER REQUIREMENTS

     10.1 LENDER REQUIREMENTS. Notwithstanding any other provision of this agreement, the rights, powers, authority, duties and obligations of the Manager and the Owner under this agreement shall be subject to, modified by and suspended in favour of the requirements of any institutional lenders (the "LENDER REQUIREMENTS") to the Hotels, or Owner and its Affiliates with respect to the Hotels, as set out from time to time in Schedule "C" attached hereto to the extent that such subjugation, modification or suspension is necessary to avoid conflict between the provisions of this agreement and the Lender Requirements. The Lender Requirements shall govern in the event of any conflict between the provisions of this agreement and the Lender Requirements. The Manager agrees to abide by the Lender Requirements insofar as such abidance is required in respect of the Manager's performance of this agreement. If required by any third party arms length institutional lender, the Manager shall subordinate its entitlement to the Basic Fee in respect of a Hotel to the monthly principal and interest payments of such lenders to the Hotel to the extent that the aggregate principal amount advanced by such lenders in the aggregate is not greater than seventy-five (75%) percent of the fair market value of the Hotel(s) on the date of such advance. To the extent that the Manager is required to subordinate its Basic Fee, such subordination shall be based on the Operating Budgets for all the Hotels and shall be averaged monthly over the relevant Operating Year, subject to adjustment quarterly to reflect actual results and revision to the Operating Budgets. Any amount subordinated by the Manager shall be reimbursable to the Manager, with interest thereon at 8% per annum, compounded annually until paid out of future cash flows or the net proceeds from a sale of any of the Hotels (after deduction for such lender mortgage and costs directly related to such sale only).

     10.2   [intentionally deleted]


                                  ARTICLE XI
                           GENERAL AND MISCELLANEOUS

     11.1 FOREIGN EXCHANGE. Upon request of the Manager, Owner shall join with the Manager in obtaining all necessary exchange control or other consents for the transfer of any amounts payable to the Manager or its Affiliates to any country designated by the Manager and at the request of the Manager shall assist to procure such transfer and make such payment in the freely remittable currency of the Manager's choice. Dollar amounts set forth in this agreement refer to Canadian currency.

     11.2   [intentionally deleted]

     11.3 INDEMNIFICATION OF THE MANAGER. Owner hereby indemnifies and saves the Manager and its wholly-owned Affiliates performing services permitted hereunder in accordance with the terms hereof, their officers, agents, shareholders and employees, harmless from and against all claims, liabilities, damages, expenses, losses and costs which they may suffer as a result of any occurrence or event happening in or about the Hotels or as a result of the construction, management or operation of the Hotels, the purchase of Equipment therefor, or the performance by the Manager of any of its obligations under this agreement (including any and all reasonable legal fees and disbursements incurred in connection with defending any claim purporting to give rise to such liabilities, damages, expenses, losses and costs) unless such claim, liability, damage, expense, loss or cost arises directly from a default on the part of the Manager or Affiliate, or officer, agent, shareholder or employee thereof, in performing its agreements and obligations hereunder or the gross negligence, wilful misconduct or breach of fiduciary duty of the Manager or any of its Affiliates. Manager agrees to advise the Owner of actual or potential conflict of interest situations involving an Affiliate of Manager where such situation affects or involves the Owner in any way.

     11.3A INDEMNIFICATION OF OWNER. Subject to section 11.8, Manager hereby indemnifies and saves the Owner and its Affiliates, their officers, agents, shareholders and employees, harmless from and against all claims, liabilities, damages, expenses, losses and costs which they may suffer as a result of any material non-performance or material breach by the Manager of any of its covenants, agreements, representations or warranties under this agreement or any interest or penalties incurred by Owner if Manager fails to pay as due any trade payables, bills or realty taxes which the Manager had the responsibility to pay hereunder , of which the Manager had knowledge and for which the Manager had sufficient funds from the Owner (including any and all reasonable legal fees and disbursements incurred in connection with defending any claim purporting to give rise to such liabilities, damages, expenses, losses and costs) unless such claim, liability, damage, expense, loss or cost arises directly from a default on the part of Owner or any of its Affiliate, or officer, agent, shareholder or employee thereof, in performing its agreements and obligations hereunder or the negligence, misconduct or breach of fiduciary duty of Owner or any of its Affiliates. Owner agrees to advise the Manager of actual or potential conflict of interest situations involving an Affiliate of Owner where such situation affects or involves the Manager in any way.

     11.4 ACCOMMODATIONS FOR THE MANAGER'S PERSONNEL. Employees and executives of the Manager shall be entitled to reasonable free room and board and reasonable free use of Hotel facilities at such reasonable times as they visit an applicable Hotel in connection with the management thereof under this agreement.

     11.5 NAME OF HOTEL. The Hotels shall be known by such names as shall be determined by Owner. The provisions of this Section 11.5 shall be suspended at all times during which the License Agreement is in effect.

     11.6   [intentionally deleted]

     11.7 THE MANAGER AS AGENT OF OWNER. In the performance of its duties as manager of the Hotels, the Manager shall act solely as agent of Owner. Subject to applicable laws and to the greatest extent reasonably possible, all liquor, restaurant and other licenses and permits, if any, with respect to the operation of the Hotels will be obtained by Manager in the name of Owner. Nothing herein contained shall be construed as creating a partnership or joint venture between the parties hereto. Notwithstanding any other provision of this agreement, the Manager shall in no event be liable to Owner or others for any act or failure to act by Owner's employees to the extent that such failure is due to the act or failure to act of Owner's employees, provided that the Manager has used reasonable diligence in its supervision and direction of the operation and management of the Hotels.

     11.8 MANAGER NOT LIABLE FOR ERRORS OF JUDGMENT. Neither the Manager nor its Affiliates shall be responsible or accountable hereunder nor liable to Owner on account of:

     (a) any alleged errors of judgment made in good faith in connection with the operation of the Hotels or the performance by the Manager of its obligations hereunder, unless the conduct of the Manager was specifically proscribed in this Agreement or other written directions from the Owner; and

     (b) any decision of the Owner made without the advice or contrary to the advice of the Manager, provided the Manager has acted diligently in accordance with the terms of this Agreement to implement such decision.

Owner shall not object to any expenditures made by the Manager in good faith in the course of its operation and management of the Hotels or in settlement of any claim arising therefrom if such expenditure is specifically permitted by an applicable Budget or otherwise specifically permitted by this agreement.

     11.9   [intentionally deleted]

     11.10 LIMITATION ON PLEDGING CREDIT. The Manager shall not pledge the credit of Owner without Owner's prior consent, except for purchases made in the ordinary course of business in the operation and management of the Hotels as and to the extent provided in each applicable Budget; nor shall the Manager, in the name of or on behalf of Owner, borrow any money or execute any promissory note, bill of exchange, or other obligation or mortgage or other encumbrance without the prior written consent of Owner. To the extent the Manager uses or pledges Owner's or its own credit in making purchases on behalf of Owner strictly in accordance with the terms and provisions of this agreement, Owner agrees to pay for such purchases to the extent funds in the Bank Accounts and the Reserve are insufficient and agrees to indemnify the Manager against any liabilities, damages, expenses and costs, including, but not limited to, reasonable counsel fees and disbursements, which may be asserted against or incurred by the Manager by reason of the failure of Owner to pay for such purchases made within the terms and provisions of this agreement.

     11.11 ESTOPPEL CERTIFICATES. The Manager agrees, at any time and from time to time, upon not less than ten (10) days' prior notice by Owner or any mortgagee, to provide a statement in writing certifying that this agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any obligation contained in this agreement, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by Owner and by any mortgagee or prospective mortgagee of any Mortgage placed or about to be placed, on the Hotels or a specific Hotel. The Manager upon similar notice, shall be entitled to a similar certificate from Owner.

     11.12  [intentionally deleted]


     11.13 NOTICES. Any notice, request, statement, submission, demand, approval, consent, objection or other communication required to be given under this agreement shall be in writing, sent by telecopy or certified or registered mail, return receipt requested, or by addressed, if to Manager, at 5940 Macleod Trail South, Suite 500, Calgary, Alberta, Canada, T2H 2G4, attention Mr. Terry Royer, telecopy number 403-255-6981, with a copy to 605 Third Avenue, New York, NY, 10158, attention General Counsel, telecopy number 212-867-5475, and if to the Owner, at 605 Third Avenue, New York, New York, U.S.A., 10158, attention Mr. Martin Edelman, telecopy number 212-863-4644 and shall be deemed to have been given on the second business day after being mailed, as aforesaid, in any post office or branch post office regularly maintained by the Canadian Government or the United States Government, except that designation of a different address or receiving party shall be deemed given upon the date of receipt thereof.

     11.14 OWNER'S REPRESENTATIVE. To insure good communication between Owner and the Manager, Owner and Manager each agree to appoint a representative to speak for Owner and Manager, as the case may be, and to receive communications on behalf of Owner and Manager. Until changed by notice in writing from the Owner, the Owner's representative shall be Martin Edelman. Until changed by notice in writing from Royco, the Manager's representative shall be Terrance Royer. The Manager and Owner may rely upon statements and representations of the Owner's representative or the Manager's representative, as the case may be, as being from and binding upon Owner or Manager.

     11.15 NO WAIVER OF BREACH. No failure by the Manager or Owner to insist upon the strict performance of any covenant, agreement, term or condition of this agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this agreement, but each and every covenant, agreement, term and condition of this agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

     11.16  [intentionally deleted]

     11.17 ENTIRE AGREEMENT. This agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to the Manager's or any of its Affiliate's assistance with the equipping, furnishing, management, operation and promotion of the Hotels and no prior agreement or understanding pertaining thereto shall be effective for any purpose. Owner hereby represents that in entering into this agreement Owner has not relied on any projection of earnings or other statement or prediction as to the possibility of future success or other similar matters which may have been prepared by the Manager or any of its Affiliates, and understands that no guaranty is made or implied by the Manager or any of its Affiliates as to the financial success of the Hotels. Neither this agreement nor any term or provision hereof may be amended, supplemented, discharged or terminated except by an agreement in writing signed by the party hereto against which the enforcement of the amendment, supplement, discharge or termination is sought. The parties further covenant and agree not to amend, supplement, discharge or terminate this agreement or any term or provision hereof without the consent in writing of Royco.

     11.18 HEADINGS. The headings contained in this agreement are inserted for convenience of reference only and are not intended to describe the scope or intent of any of the provisions hereof nor in any other way affect this agreement or any part thereof.

     11.19 GOVERNING LAW. The Manager and Owner agree that all disputes relating to the performance or interpretation of any provision of this agreement shall be governed by the internal laws of the Province of Ontario and the Federal laws of Canada applicable therein without giving effect to principles of conflicts of law.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first written above.

                         CHARTWELL CANADA CORP.


                         Per: _____________________________


                         CHARTWELL CANADA NOMINEE CORP.


                         Per: _____________________________


                         TEGRAD MONTREAL I INC.


                         Per: _____________________________


                         EDMONTON SOUTH NOMINEE CORP.


                         Per: _____________________________


                         CALGARY NORTH NOMINEE CORP.


                         Per: _____________________________



                         CHARTWELL LODGING INC.


                         Per: _____________________________

                                  SCHEDULE "A"

                                 LIST OF SITES
                                 -------------


1.   Ottawa East (Gloucester)
     1486 Innes Road
     Gloucester, Ontario

2.   Scarborough
     20 Milner Business Court
     Scarborough, Ontario

3.   Burlington
     950 Walker's Line
     Burlington, Ontario

4.   Windsor (Downtown)
     33 Riverside Drive East
     Windsor, Ontario

5.   North York
     50 Norfinch Drive
     North York, Ontario

6.   Richmond
     3071 St. Edwards Drive
     Richmond, British Columbia

7.   Laval
     2900 Boulevard Le Carrefour
     Laval, Quebec

8.   North Bay
     1523 Seymour Street
     North Bay, Ontario

9.   Oshawa
     940 Champlain Avenue
     Oshawa, Ontario

10.  Ottawa (Downtown)
     402 Queen Street
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     Ottawa, Ontario

11.  Mississauga
     5599 Ambler Drive
     Mississauga, Ontario

12.  Winnipeg
     360 Colony Street
     Winnipeg, Manitoba

13.  Sudbury
     1401 Paris Street
     Sudbury, Ontario

14.  London
     855 Wellington Road South
     London, Ontario

15.  Kitchener
     2960 King Street East
     Kitchener, Ontario

16.  Ingersoll
     20 Samnah Crescent
     R.R. #1
     Ingersoll, Ontario

17.  Calgary South
     9206 Macleod Trail South
     Calgary, Alberta

18.  Edmonton West
     18320 Stony Plain Road
     Edmonton, Alberta
     [Leasehold]

19.  Regina
     1110 East Victoria Avenue
     Regina, Saskatchewan
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20.  Calgary Airport
     2750 Sunridge Blvd. N.E.
     Calgary, Alberta